Camber Energy, Inc. S-4/A

Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Camber Energy, Inc. on Form S-4 (Amendment No. 2) (File No. 333-238927) of our report dated June 29, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Camber Energy, Inc. as of March 31, 2020 and 2019 and for the years ended March 31, 2020 and 2019, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

Marcum LLP
Houston, Texas
October 14, 2020

Marcum LLP   ■   6002 Rogerdale Road   ■   Suite 300   ■   Houston, Texas 77072   ■   Phone 281.223.5500
  ■   Fax 281.223.5501   ■   www.marcumllp.com